Exhibit 99.1

 Senior Director of AI Research Strategy at Google
Joins the Board of Directors of Unicoin

San Francisco, CA - May 25, 2023.  Unicoin Inc., the creator of Unicoin and the Unicorn Hunters show, announced today that Pilar Manchón, Senior Director of AI Research Strategy at Google Research, has joined its Board of Directors. Dr. Manchón’s experience in the technology industry will be instrumental to achieving the company’s strategic objectives, which include making Unicoin the number one equity-backed security token in the world.

Dr. Manchón holds a PhD in Computational Linguistics, co-founded and was CEO of an AI startup that was later acquired by Intel, and has held research, strategy  and development positions at Intel, Amazon and Roku. Dr. Manchón is passionate about using AI to solve real-world problems, and she is committed to making AI accessible to everyone. She is a strong advocate for diversity and inclusion in the AI community, and she is a role model for women in STEM.

Among other notable achievements, Dr. Manchón was appointed to the Council of Experts for AI Strategy of the Government of Spain. She is also the Executive Sponsor of multiple initiatives on AI Excellence in Europe and LATAM and has also been named multiple times one of the Top 100 Most Influential Hispanic Leaders in Tech in the US, as well as one of the Top 100 Women Leaders in Spain.

“Pilar is a leading voice in the AI community, and she is making a significant impact on the field. She is a role model for women in STEM, and she is committed to using AI to solve real-world problems” said Silvina Moschini, Chairwoman and President of Unicoin.  “We are thrilled to welcome an exceptional leader whose expertise spans many aspects of science and technology to our board. Her role as one of the architects of artificial intelligence demonstrates her visionary leadership and we are excited to join forces with her to disrupt and democratize financial markets.”

In Pilar’s own words: “I have followed Silvina’s career for years now, and I believe she is one of the strongest female leaders and role models I have the pleasure to know. When the opportunity to collaborate presented itself, and I learned more about Unicoin, I could not be more excited to join this team”.

About Unicorn Hunters and Unicoin

Unicorn Hunters is a pioneering business show that democratizes access to funding, giving founders the possibility to raise expansion capital from millions of viewers around the world, and gives people the opportunity to invest in pre-IPO opportunities alongside business luminaries, like Steve Wozniak, the co-founder of Apple.

Unicoin is a next-generation coin from the producers of Unicorn Hunters that solves for volatility, the greatest challenge of traditional crypto, by offering inherent value instead of perceived value through equity positions in the high-growth companies that are part of the Unicorn Hunters platform, and other valuable assets.